Exhibit 23.3



           Acknowledgment of independent certified public accountants


We acknowledge the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 6, 2003, which appears on page 2 of the Quarterly Report on Form 10-QSB of Atlas Minerals Inc. for the quarter ended March 31, 2003.



Horwath Gelfond Hochstadt Pangburn, P.C.



Denver, Colorado

May 14, 2003